EXHIBIT 99.1

For Release – 5/10/05
Contact: Edna O. Perkins
Corporate Secretary
717/ 354-3503 or eoperkins@bbnb.com

PennRock Declares Cash Dividend
for the Second Quarter of 2005

BLUE BALL, PA – The Board of Directors of PennRock Financial Services Corp. (Nasdaq: PRFS) parent company of Blue Ball National Bank, PennRock Insurance Group, Inc. and PennRock Financial Advisors, N.A., declared a cash dividend on May 10, 2005 of $0.238 per share. The dividend applies to all shareholders of record as of May 24, 2005 and is payable on June 28, 2005. Shareholders will receive $0.238 for each share of PennRock stock owned as of the record date.

In the fourth quarter of 2004, PennRock Financial Services Corp. announced the signing of a Definitive Agreement with CommunityBanks in Harrisburg, PA, in which both companies will operate under Community’s charter. The consummation is anticipated for early third quarter of 2005 following shareholder approvals. More information is available at www.communitybanks.com.

PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.2 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 19 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment and trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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